Exhibit 99.1

Surface Oncology Announces Promising SRF388 Monotherapy Data in Non-Small Cell Lung Cancer (NSCLC), Opening Second Stage of Monotherapy Trial and NSCLC Pembrolizumab Combination Cohort

– Two confirmed partial responses to SFR388 monotherapy treatment in squamous NSCLC;

third patient with NSCLC experienced durable disease stabilization for over a year –

– Company focusing resources on

advancement of SRF388 and SRF114, extending cash runway into Q2 2024 –

– Surface reports third quarter 2022 financial results –

– Management to host conference call to discuss SRF388 data and other corporate updates today at 8:30 a.m. ET –

CAMBRIDGE, Mass., November 2, 2022 — Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today provided a corporate update and reported financial results for the third quarter of 2022.

“We are excited by the monotherapy activity seen with SRF388 in relapsed non-small cell lung cancer (NSCLC), an area of high unmet need globally,” said Rob Ross, M.D., chief executive officer. “Two patients with squamous NSCLC have had confirmed partial responses to monotherapy treatment. Both patients had progressed on multiple prior systemic treatments, including anti-PD-(L)1 antibodies and chemotherapy. In addition, a third patient with highly pretreated NSCLC experienced durable disease stabilization and has remained on study for over a year without progression. Based on these promising results in relapsed NSCLC, we have opened the second stage of our trial investigating SRF388 as a monotherapy, and we have treated our first patients in a new cohort to investigate SRF388 in combination with pembrolizumab in second to fourth line NSCLC. We look forward to sharing additional data from those trials in the first half of 2023.”

Dr. Ross added, “While we continue to believe SRF617 holds therapeutic potential in a variety of tumor types, we have made the strategic decision to pause internal development of that program and focus our efforts on SRF388 and SRF114. As a result, we are implementing a corresponding reduction in our workforce. The work done by our impressive team of scientists and clinicians was outstanding, but we believe it is in the best interest of patients and our shareholders to invest our resources where they can have the greatest potential impact in the near term. We are actively pursuing partnership opportunities to advance SRF617 outside of Surface.”

Clinical Program Updates

SRF388, first-in-class antibody targeting IL-27

•

In the ongoing study evaluating SRF388 as a monotherapy in NSCLC, two confirmed partial responses have been observed as of the data cut-off of August 24, 2022, in patients treated at or above the recommended Phase 2 dose (22% ORR (2/9)), which includes 100% (2/2) of patients with squamous NSCLC. Additionally, a patient with adenocarcinoma has experienced durable disease stabilization, ongoing for more than 56 weeks. All three of these patients had previous treatment with chemotherapy and with anti-PD-(L)1 agents. Based on these results, Surface has opened the second stage of the Simon’s 2-stage trial which is expected to enroll 40 patients with NSCLC in total.

•

Surface has initiated a single-arm Phase 2 study evaluating SRF388 in combination with pembrolizumab in patients with NSCLC who have progressed after 1-3 prior lines of therapy, including chemotherapy and anti-PD-1 agents. The study is anticipated to enroll up to 40 patients with NSCLC.

•	Surface anticipates sharing clinical results from the ongoing SRF388 studies in the first half of 2023.

•	Surface has stopped enrollment in the renal cell carcinoma (RCC) study to focus efforts on NSCLC and HCC based on encouraging data seen in those indications.

SRF617, novel antibody targeting CD39

•

Following a portfolio review, Surface made the strategic decision to pause the internal clinical development of SRF617, a novel antibody targeting CD39. In conjunction with this change, Surface is implementing an organizational restructuring that will result in a reduction of approximately 20% of its workforce.

•

This change will enable the company to focus its resources on the advancement of SRF388 and SRF114, which Surface believes hold the greatest near-term potential to provide benefit to patients and drive value for shareholders.

•	Management now projects that current cash and cash equivalents are sufficient to fund Surface into the second quarter of 2024.

•	Surface is actively pursuing potential business development opportunities for SRF617.

SRF114, potential best-in-class antibody targeting CCR8

•

In October, the U.S. Food and Drug Administration (FDA) cleared the Investigational New Drug (IND) application for SRF114, a potential best-in-class CCR8 inhibitor. Surface expects to enroll the first patient soon.

Third Quarter and Subsequent Corporate Highlights

•

In October, Surface announced the publication of a study entitled, “Structural basis of activation and antagonism of receptor signaling mediated by Interleukin-27” in Cell Reports. The study was a collaborative research effort between the Unit for Structural Biology at the VIB-University of Ghent Center for Inflammation Research and Surface Oncology. The research provides important structural evidence that the SRF388 antibody directly competes with the IL-27 receptor to prevent downstream signaling of the cytokine.

•

In September, Surface presented new preclinical data demonstrating IL-27 induces a gene expression signature that has been associated with resistance to chemotherapy, radiotherapy, and checkpoint inhibition at the 10th Annual Cytokines Meeting of the International Cytokine and Interferon Society (ICIS). The findings support the continued clinical investigation of SRF388 in multiple tumor types.

Corporate Update Conference Call and Webcast

Surface management will host a conference call and live webcast today, November 2, 2022, at 8:30 a.m. ET to discuss the SRF388 data and other corporate updates. Individuals interested in viewing the webcast may do so by registering via this webcast link or by visiting the Investor Relations section of the company’s website at: www.surfaceoncology.com.

To access the conference call by phone, please use this registration link, and you will be provided with dial-in details. A webcast re-play will be available in the investor relations section on the company’s website shortly following the completion of the call.

Financial Results

As of September 30, 2022, cash, cash equivalents and marketable securities were $146.4 million, compared to $154.1 million on December 31, 2021. General and administrative (G&A) expenses were $6.0 million for the third quarter ended September 30, 2022, compared to $5.8 million for the same period in 2021. The increase primarily relates to personnel related costs from increased headcount. G&A expenses included $1.1 million in stock-based compensation expense for the third quarter ended September 30, 2022.

Research and development (R&D) expenses were $16.9 million for the third quarter ended September 30, 2022, compared to $14.0 million for the same period in 2021. The increase was primarily driven by expenses incurred for the SRF388 and SRF617 Phase 1 and Phase 2 clinical trials as well as manufacturing expenses incurred for the SRF114 program. R&D expenses included $0.7 million in stock-based compensation expense for the third quarter ended September 30, 2022.

For the third quarter ended September 30, 2022, net loss was $23.2 million, or basic and diluted net loss per share of $0.39. Net loss was $19.9 million for the same period in 2021, or basic and diluted net loss per share of $0.44.

About Surface Oncology

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its pipeline includes two wholly-owned programs; SRF388, a Phase 2 program which targets IL-27, and SRF114 which selectively depletes regulatory T cells in the tumor microenvironment via targeting CCR8. In addition, Surface has two partnerships with major pharmaceutical companies: a collaboration with Novartis targeting CD73 (NZV930; Phase 1) and a collaboration with GlaxoSmithKline targeting PVRIG (GSK4381562, formerly SRF813; Phase 1). Surface’s novel, investigational cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “will,” “would” or similar expressions, and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388, SRF114 and its other product candidates through current and future milestones or regulatory filings on the anticipated timeline, if at all; the therapeutic potential of Surface Oncology’s product candidates; the risk that results from preclinical studies or early clinical trials may not be representative of results from later or larger clinical trials; the risk that results from preliminary, interim or top-line data may not be representative of future or final data from the same studies; the risk that Surface Oncology’s product candidates, including SRF388 and SRF114, will not be successfully developed or commercialized; the risks related to Surface Oncology’s dependence on third-parties in connection with its manufacturing, clinical trials and preclinical studies; the risk that Surface Oncology may not successfully find a third-party partner or collaborator for SRF617; changes in our operating plan and funding requirements; and the potential impact of COVID-19 on Surface Oncology’s clinical and preclinical development timelines and results of operations. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, available on the Securities and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com. Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Contact

Scott Young

(617) 865-3250

syoung@surfaceoncology.com

Selected Financial Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
Statement of Operations Items	2022	2021	2022	2021
License-related revenue	$—	$392	$30,000	$2,532
Operating expenses:
Research and development	16,894	14,037	51,715	37,250
General and administrative	6,004	5,847	18,970	17,923

Total operating expenses	22,898	19,884	70,685	55,173

Loss from operations	(22,898)	(19,492)	(40,685)	(52,641)
Interest and other income (expense), net	(342)	(401)	(1,569)	(1,794)

Net loss	(23,240)	(19,893)	(42,254)	(54,435)

Net loss per share — basic and diluted	$(0.39)	$(0.44)	$(0.78)	$(1.25)

Weighted average common shares outstanding — basic and diluted	59,054,486	45,236,775	54,143,394	43,510,078

Selected Balance Sheet Items:	September 30, 2022	December 31, 2021
Cash, cash equivalents and marketable securities	$146,350	$154,149
Total assets	181,621	190,847
Accounts payable and accrued expenses	12,235	14,639
Total stockholders’ equity	112,819	118,900

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